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JUNE 15, 2004                                                       EXHIBIT 99.1



FOR IMMEDIATE RELEASE
TECUMSEH PRODUCTS COMPANY
(NASDAQ Symbols: TECUA and TECUB)


                      TECUMSEH PRODUCTS COMPANY TO COMPLETE
               GLOBAL IMPLEMENTATION OF ORACLE(R) E-BUSINESS SUITE

Tecumseh, Michigan, June 15, 2004....Tecumseh Products Company today announced that, after careful consideration, it has selected the Oracle(R) E-Business Suite of web-enabled, integrated software applications for global implementation. The ERP software is a key element for achieving the Company's strategic growth initiatives through operational excellence and customer intimacy.

"Over the past several years, the Company has been restructuring its manufacturing asset base to recognize the economic realities of a global economy. The worldwide implementation of Oracle represents the next logical step of the Company's transformation by leveraging technology to deliver increased value to our domestic and global customers," stated Todd Herrick, Chairman and CEO. "A global system, such as the Oracle(R) E-Business Suite, will bring better integration within our global operations, provide an enhanced capability to link into our customers' supply chain, and improve our overall cost structure."

The total cost of the implementation, including internal and external costs, over the next three years, is expected to be approximately $45 million. "Based upon our projected cost savings from the overall project, the investment should deliver a sound payback," added Jim Nicholson, CFO.

About Tecumseh Products Company

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.

Oracle is a registered trademark of Oracle Corporation and/or its affiliates.



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This discussion contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties. For a description of these risks and uncertainties, refer to "Cautionary Statements Relating to Forward Looking Statements" in the Management's Discussion and Analysis section of Tecumseh Products Company's Annual Report to Shareholder and Form 10-K for the year ended December 31, 2003.


Contact:          Pat Walsh (517) 423-8455
                  Tecumseh Products Company